Exhibit 23.2

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-121767 of Prosperity Bancshares, Inc.
on Form S-4 of our report dated April 6, 2004, on the consolidated financial statements of First Capital Bankers, Inc., (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Accounting Standards No. 142 “Goodwill and Other Intangible Assets”), appearing in the joint proxy statement/prospectus, which is a part of such Registration Statement. We also consent to the reference to us under the heading “Experts” in such joint proxy statement/prospectus.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Houston, Texas

January 13, 2005